UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (DATE OF EARLIEST EVENT REPORTED) August 9, 2013

MASS MEGAWATTS WIND POWER, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MASSACHUSETTS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-32465	04-3402789
(COMMISSION FILE NUMBER NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

95 Prescott Street, Worcester, MA 01605
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant's telephone number, including area code: (508) 751-5432

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure

Historically, Mass Megawatts Wind Power, Inc. has continually strived to innovate and improve wind energy systems and technologies.  In August 2013, Mass Megawatts added new innovations that significantly improve the efficiency of solar power systems to its business.  In June 2013, Mass Megawatts added an energy evaluation service to its product line.

Our latest innovation introduced in August 2013, the Mass Megawatts’ Solar Tracking Framework (STF), delivers a new solar positioning technology that is designed to increase the level of energy generated by stationary solar panels up to 30%.  The (patent pending) SPF is designed to automatically adjust the position of the solar panels to receive more direct sunlight throughout the day.

Unlike other solar tracking technologies, the Mass Megawatts’ STF utilizes an efficient, low-cost, framework and features that adds stability to the entire solar power unit.

As a result, the STF allows Mass Megawatts to lower the cost of a solar system unit by reducing the number of solar panels needed to generate the rated capacity.  Due to this advantage, Mass Megawatts can deliver a solar power system at a price that's 20% below traditional, stationary solar power systems.

Mass Megawatts coordinates all aspects of system delivery, including permitting, installation, and working to obtain any available tax incentives.  We continue to monitor the performance of our systems and provide a full, performance guarantee with each unit.

Related to another recently introduced product line, Mass Megawatts launched an energy evaluation service in which compensation is based upon success in identifying and obtaining refunds or future credits on behalf of the clients.  There is no upfront cost obligation and no risk for the client. The product line was introduced in June 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASS MEGAWATTS WIND POWER, INC.

August 9, 2013	By:	/s/ Jonathan C. Ricker
Jonathan C. Ricker
Chief Executive Officer
Chief Financial Officer